Exhibit 10.1(a)

SECURED PROMISSORY NOTE

$1,001,467.00	November 12, 2021

FOR VALUE RECEIVED, Assisted 4 Living Consulting, LLC, a Florida limited liability company (“Borrower”), promises to pay to the order of the persons identified on the attached Exhibit A and their successors and assigns (together with successors and assigns, each referred to individually as “Lender,” and collectively as “Lenders”), the principal sum of ONE MILLION ONE THOUSAND FOUR HUNDRED SIXTY-SEVEN AND 00/100 DOLLARS ($1,001,467.00), in lawful money of the United States of America, and to pay interest on the principal amount remaining from time to time outstanding from the date hereof at a rate of TWELVE PERCENT (12.0%) per annum until the principal is paid in full. Interest shall be calculated based on a 30-day month, 360-day calendar year.

Commencing on December 12, 2021, and continuing on the same day of each month thereafter, Borrower shall pay to Lenders monthly payments of interest only in the aggregate amount of TEN THOUSAND FOURTEEN AND 67/100 DOLLARS ($10,014.67) until the Maturity Date, at which time, the remaining principal balance, if any, shall be due and payable. Interest and principal payments shall be made payable to each Lender at the address provided next to their respective signatures below and in the pro rata amount set forth in Exhibit A. For purposes of this Secured Promissory Note (this “Note”), the Maturity Date shall be the earlier of: (i) the closing date of the sale of the Property (defined below); or (ii) February 15, 2022.

This Note shall be secured by a second mortgage lien on 5115 SR 64 E., Bradenton, Florida 34208 (the “Property”).

After the Maturity Date or due date on this Note (whether at the stated maturity, by acceleration, or otherwise), interest shall be charged on the respective principal amount remaining unpaid at a rate equivalent to the highest lawful rate or twenty-five percent (25%) per annum, whichever is less, until paid (the “Default Rate”).

Notwithstanding the foregoing, however, in no event shall the interest charged exceed the maximum rate of interest allowed by applicable law, as amended from time to time. Lenders do not intend to charge any amount of interest, monthly renewal fee or other fees or charges in the nature of interest that exceeds the maximum rate allowed by applicable law. If any payment of interest or in the nature of interest hereunder, together with all other payments of interest or in the nature of interest, would cause the foregoing interest rate limitation to be exceeded, then such excess payment shall be credited as a payment of principal unless Borrower notifies Lenders in writing that Borrower wishes to have such excess sum returned, together with interest at the rate specified in Section 687.04(2), Florida Statutes, or any successor statute.

If any payment of principal or interest or both is more than five (5) days late, Borrower agrees to pay Lender a late charge equal to five percent (5.0%) of the payment (“Late Fee”). The provisions of this Note establishing a Late Fee shall not be deemed to extend the time for any payment due or to constitute a “grace period” giving Borrower a right to cure such default. Notwithstanding the foregoing, no Late Fee shall be owed as to the payment due on maturity, by acceleration, or otherwise.

DOCUMENTARY STAMP TAXES IN THE AMOUNT REQUIRED BY LAW

HAVE BEEN PAID TO THE FLORIDA DEPARTMENT OF REVENUE

BY THE BORROWER.

Each payment and prepayment by Borrower of principal or interest hereunder shall be made in such coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debt. If any payment of principal or interest hereunder becomes due and payable on a day other than a business day, the due date thereof shall be extended to the next succeeding business day, and, in the case of principal, interest shall be payable during the extension at the annual rate specified herein for the payment of interest before maturity.

Unless otherwise specified herein, payments of this Note shall be applied by Lenders first to interest and lawful charges then accrued, and then to principal, unless otherwise determined by Lenders in its their discretion.

Borrower shall be in Default under this Note if Borrower fails to pay principal, interest, or any other amount due under this Note and such failure continues beyond ten (10) days from the due date.

Lender shall have, in addition to the rights and remedies contained in this Note and any other related documents, all of the rights and remedies of a creditor and, to the extent applicable, of a secured party, now or hereafter available at law or in equity. Lender may, at its option, exercise any one or more of such rights and remedies individually, partially, or in any combination from time to time, including, to the extent applicable, before the occurrence of an Event of Default. No right, power, or remedy conferred upon Lender by the related documents shall be exclusive of any other right, power, or remedy referred to therein or now or hereafter available at law or in equity.

Without limiting the generality of the foregoing, if Default shall occur then Lender may declare the indebtedness owed to Lender by Borrower hereunder and any or all of any other indebtedness owed by Borrower to Lender, whether direct or indirect, contingent or certain, to be accelerated and due and payable at once, whereupon such indebtedness, together with interest thereon, shall forthwith become due and payable, all without presentment, demand, protest, or other notice of any kind from Lender, all of which are hereby expressly waived; and Lender may proceed to do other all things provided by law, equity, or contract to enforce its rights under such indebtedness and to collect all amounts owing to Lender.

All parties liable for the payment hereof agree to pay or reimburse Lender for all of its costs and expenses incurred in connection with the administration, supervision, collection, or enforcement of, or the preservation of any rights under, this Note or the obligation evidenced hereby, including without limitation, the fees and disbursements of counsel for Lender including attorneys’ fees out of court, in trial, on appeal, in bankruptcy proceedings, or otherwise. All parties liable for the payment hereof agree to promptly pay, indemnify, and reimburse Lender for, and hold Lender harmless against any liability for, any and all documentary stamp taxes, nonrecurring intangible taxes, or other taxes, together with any interest, penalties, or other liabilities in connection therewith, that Lender now or hereafter determines are payable with respect to this Note, the obligations evidenced by this Note, any advances under this Note, any guaranties of this Note, or any mortgages or other security instruments securing this Note. The foregoing obligations shall survive the payment of this Note and shall be secured by all collateral that secures this Note.

All notices, requests, and demands to or upon the parties hereto, shall be deemed to have been given or made when delivered by hand, or when deposited in the mail, postage prepaid by registered or certified mail, return receipt requested, addressed to the address shown in Exhibit A or such other address as may be hereafter designated in writing by one party to the other.

This Note shall be governed by, and construed and interpreted in accordance with, the laws of the State of Florida, excluding those laws relating to the resolution of conflicts between laws of different jurisdictions.

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In any litigation in connection with or to enforce this Note, any endorsement or guaranty of this Note, or any of the other related documents, Borrower irrevocably consents to and confers personal jurisdiction on the courts of the State of Florida or the United States courts located within the State of Florida, expressly waives any objections as to venue in any of such courts, and agrees that service of process may be made on Borrower by mailing a copy of the summons and complaint by registered or certified mail, return receipt requested, to its address set forth herein (or otherwise expressly provided in writing). Nothing contained herein shall, however, prevent Lender from bringing any action or exercising any rights within any other state or jurisdiction or from obtaining personal jurisdiction by any other means available by applicable law.

In the event that any one or more of the provisions of this Note is determined to be invalid, illegal, or unenforceable in any respect as to one or more of the parties, all remaining provisions nevertheless shall remain effective and binding on the parties thereto and the validity, legality, and enforceability thereof shall not be affected or impaired thereby. If any such provision is held to be illegal, invalid, or unenforceable, there will be deemed added in lieu thereof a provision as similar in terms to such provision as is possible, that is legal, valid, and enforceable. To the extent permitted by applicable law, Borrower hereby waives any law that renders any such provision invalid, illegal, or unenforceable in any respect.

The singular shall include the plural and any gender shall be applicable to all genders when the context permits or implies

No delay or omission on the part of Lender in exercising any right or remedy hereunder shall operate as a waiver of such right or remedy or of any other right or remedy and no single or partial exercise of any right or remedy shall preclude any other or further exercise of that or any other right or remedy. Presentment, demand, notice of nonpayment, notice of protest, protest, notice of dishonor and all other notices are hereby waived by Borrower.

All rights and remedies of Lender under this Note and under any other related documents are cumulative and are not exclusive of any rights and remedies provided by law or in equity, and may be pursued singularly, successively, together, and may be exercised as often as the occasion therefor shall arise. The warranties, representations, covenants, and agreements made herein and therein shall be cumulative except in the event of irreconcilable inconsistency, in which case the provisions of this Note shall control.

This Note may not be modified or amended nor shall any provision of it be waived except by a written instrument signed by the party against whom such action is to be enforced.

This Note shall be binding upon and inure to the benefit of Lenders and each of their respective successors and assigns, and shall be binding upon Borrower and its respective successors, and assigns; provided, however, that no rights or obligations of Borrower shall be assigned without the prior written consent of Lender. In the event Lender transfers or assigns its obligations hereunder, Lender shall be relieved of all liability therefor.

Time is of the essence in the performance of this Note.

Borrower and Lender (by its acceptance hereof) hereby knowingly, irrevocably, voluntarily, and intentionally waive any right to a trial by jury in respect of any litigation based on this Note or any other document executed in connection with this Note or arising out of, under, or in connection therewith, or any course of conduct, course of dealing, statements (whether oral or written), or actions of any party. This provision is a material inducement for Lender to enter into the transaction evidenced hereby.

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IN WITNESS WHEREOF, Borrower has executed this Note as of the date first written above.

BORROWER:

Assisted 4 Living Consulting, LLC, a Florida limited liability company

By:	/s/ Louis Collier
Louis Collier, CEO & President

Address:

5115 East State Road 64

Bradenton, Florida 34208

Email Address: LCollier@assisted4living.com

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Agreed to and accepted:

LENDERS:

Excel Family Partners, LLLP,

a Florida limited liability limited partnership

By:	/s/ Bruce Cassidy, Sr.
Bruce Cassidy, Sr., Managing Partner

Address:

103 Plaza Drive Suite B

St Clairsville, Ohio 43950

Email Address: bcassidysr@yahoo.com

/s/ Roger Tichenor
Roger Tichenor

Address:

19407 Newlane Place

Bradenton, Florida 34202

Email Address: rogeratichenor@gmail.com

/s/ Jeffery Bahnsen
Jeffery Bahnsen

Address:

671 SW Elm Tree Ln

Boca Raton, Florida 33486

Email Address: bahnsenj@comcast.net

EXHIBIT A

Lender	Principal Amount	Pro Rata Percentage
Excel Family Partners, LLLP	$601,400	60%
Roger Tichenor	$300,000	30%
Jeffery Bahnsen	$100,067	10%
Total	$1,001,467	100%